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              PCT HOLDINGS, INC. AND SUBSIDIARIES
                 CALCULATION OF LOSS PER SHARE





                                                 YEAR
                                                 ENDED
                                                MAY 31,
                                            1995         1994
                                        ------------ ------------

NET LOSS                                $(1,410,715)  $(1,098,007)

NET LOSS PER SHARE                      $     (0.41)  $     (0.60)
                                        ------------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON         3,468,741     1,826,423
     SHARES OUTSTANDING